Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 7 DATED AUGUST 28, 2024

TO THE PROSPECTUS DATED APRIL 11, 2024

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated April 11, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the closing of a mortgage loan to finance the acquisition of a multifamily property.

Closing of a mortgage loan to finance the acquisition of a multifamily property

On August 26, 2024, we closed on a $62.4 million mortgage loan to finance the acquisition of Satori West Ashley, a 297-unit Class A, mid-rise multifamily property on John's Island within the West Ashley submarket of Charleston, SC. The mortgage loan has an initial two-year term and includes up to three one-year extension options.